Execution

SUBSEQUENT SALES AGREEMENT

This SUBSEQUENT SALES AGREEMENT (“Agreement”) made on January 10, 2003, by Saxon Mortgage, Inc., a Virginia corporation ("Saxon Mortgage") and Saxon Asset Securities Company, a Virginia corporation ("Saxon"), and acknowledged by Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

WHEREAS, Saxon Mortgage and Saxon are parties to a sales agreement, dated November 8, 2002 (the "Sales Agreement"), with respect to the sale by Saxon Mortgage and purchase by Saxon of certain mortgage loans;

WHEREAS, Saxon has transferred the mortgage loans covered by the Sales Agreement and certain other assets to Saxon Asset Securities Trust 2002-3 (the “Trust”) established pursuant to the Pooling and Servicing Agreement, dated as of November 1, 2002 (the “Pooling and Servicing Agreement”), among Saxon, Saxon Mortgage Services, Inc., as Servicer, the Trustee and Saxon Mortgage, as the Master Servicer;

WHEREAS, the Pooling and Servicing Agreement contemplates that Saxon Mortgage will transfer additional mortgage loans to Saxon and that Saxon will transfer such mortgage loans to the Trust;

NOW, THEREFORE, Saxon Mortgage, for and in consideration of an amount equal to the aggregate Scheduled Principal Balance of the Mortgage Loans identified on Schedules IA and IB hereto (the “Subsequent Mortgage Loans”) hereto paid to it by the Trust upon the order of Saxon, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, does hereby bargain, sell, convey, assign and transfer to Saxon, without recourse, free and clear of any liens, claims or other encumbrances, all its right, title and interest in and to each of the Subsequent Mortgage Loans, together with the Trustee Mortgage Loan Files and other documents maintained as part of the related Trustee Mortgage Loan Files and all payments thereon and proceeds of the conversion, voluntary or involuntary of the foregoing on and after January 1, 2003 (the “Subsequent Cut-Off Date”).

Saxon Mortgage hereby acknowledges receipt of the amount set forth above, which constitutes the Purchase Price for the Subsequent Mortgage Loans.

Saxon Mortgage makes, with respect to the Subsequent Mortgage Loans, the representations and warranties set forth in Exhibit B to the Sales Agreement and represents and warrants that all conditions set forth in Section 2.6 of the Pooling and Servicing Agreement have been met.

Saxon Mortgage confirms that, since the date of the Sales Agreement, no event has occurred which, with notice or the passage of time, would constitute a default under the Sales Agreement, and there has been no material adverse change or development involving a prospective material adverse change in the business operations, financial condition, properties or assets of the Seller.

Unless otherwise defined herein, capitalized terms used in this Subsequent Sales Agreement shall have the meanings assigned to them in the Sales Agreement, or if not assigned in the Sales Agreement, the Pooling and Servicing Agreement.

Saxon hereby acknowledges receipt from Saxon Mortgage of the Subsequent Mortgage Loans, subject to its right of inspection set forth in Section 3 of the Sales Agreement, pursuant to the Pooling and Servicing Agreement confirms the assignment of the Subsequent Mortgage Loans to the Trust, and acknowledges that the Trust has paid the Purchase Price for the Subsequent Mortgage Loans upon the order of Saxon.

(Signature Page Follows)

IN WITNESS WHEREOF, Saxon and Saxon Mortgage have caused this Subsequent Sales Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date above written.

SAXON ASSET SECURITIES COMPANY

By:  /s/ Ernest G. Bretana

       Ernest G. Bretana

       Vice President

SAXON MORTGAGE, INC.

By:  /s/ Robert B. Eastep

      Robert B. Eastep

      Principal Financial Officer,

     Senior Vice President and Controller

The Custodian, on behalf of the Trust, acknowledges receipt from Saxon of the Subsequent Mortgage Loans together with the Trustee Mortgage Loan Files and other documents maintained as part of the related Trustee Mortgage Loan Files and the Trustee acknowledges that it has directed the Paying Agent to withdraw $300,181,953.19 from the Pre-Funding Account, consisting of $89,264,042.43 from the Group I Pre-Funded Amount, and $210,917,469.13 from the Group II Pre-Funded Amount.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:   /s/ Barbara Campbell

Name: Barbara Campbell

Title: Assistant Secretary

By:   /s/ James Noreiga

Name: James Noriega

Title: Associate

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Custodian

By:   /s/ Barbara Campbell

Name: Barbara Campbell

Title: Assistant Secretary

By:   /s/ James Noreiga

Name: James Noriega

Title: Associate

SCHEDULE IA

SUBSEQUENT MORTGAGE LOANS

[Intentionally Omitted]

SCHEDULE IB

SUBSEQUENT MORTGAGE LOANS

[Intentionally Omitted]